Exhibit 1U-6.7

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON ITS CONVERSION MAY BE SOLD, TRANSFERRED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT OR AS OTHERWISE PERMITTED BY BORROWER, OR, IN THE OPINION OF COUNSEL SATISFACTORY TO BORROWER, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED IN REGULATION D, RULE 506 OF THE ACT. THIS PROMISSORY NOTE IS NOT NEGOTIABLE OR TRANSFERABLE IN ANY WAY WITHOUT THE WRITTEN CONSENT OF THE BORROWER OF SUCH PROMISSORY NOTE, REFERRED TO AS THE “BORROWER” BELOW, WHICH CONSENT MAY BE GRANTED OR WITHHELD IN BORROWER’S SOLE DISCRETION. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OR ENDORSEMENT OF THIS PROMISSORY NOTE WITHOUT FIRST OBTAINING SUCH CONSENT. BEFORE DECIDING WHETHER TO GRANT CONSENT TO SUCH A TRANSFER, BORROWER MUST ALSO RECEIVE AN OPINION OF COUNSEL ACCEPTABLE TO THE BORROWER OF THIS PROMISSORY NOTE AND ADDRESSED TO THE BORROWER OF THIS PROMISSORY NOTE THAT THE PROPOSED TRANSFER OR SALE OF THIS PROMISSORY NOTE WOULD NOT AFFECT THE ORIGINAL SALE OF SECURITIES BY THE BORROWER OF THIS PROMISSORY NOTE PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SEC RULE 506 AND THAT THE TRANSFER WOULD BE IN COMPLIANCE WITH ALL APPLICABLE STATE OR FEDERAL SECURITIES LAWS.

FIRSTVITALS INC.

SERIES A CONVERTIBLE PROMISSORY NOTE

Principal Amount: $250,000.00	October 2, 2025

For value received, the undersigned, FirstVitals Inc., a Delaware corporation (“Borrower” or “Company”), hereby promises to pay to Dr. Steven Gest (“Lender”), in lawful money of the United States of America, the principal sum of two hundred fifty thousand dollars ($250,000.00) (the “Note Amount” or “Loan”), or such lesser principal amount as may be outstanding under this Series A Convertible Promissory Note (the “Note”), plus interest thereon from the date hereof on the aggregate unpaid principal amount until such amount is paid in full or this Note in converted as described herein below.

1.	Principal and Interest. Amounts owed hereunder and disbursed to the Borrower shall bear interest at the rate of ten percent (10.0%) per annum (calculated on the basis of a 365 day year). In the event this Note has not been converted as described herein, all principal and interest due hereunder shall be due and payable in a single, lump sum payment on March 17, 2028 (the “Maturity Date”), or on such later date as may be mutually agreed by the parties. All interest payments shall accrue and not be payable until the Maturity Date. The Company has the right to extend this Note for a period of one year from the Maturity Date by giving the Lender notice not less than 10 days prior to the Maturity Date. During the one-year extension, all provisions of this Note including the Conversion and no Interest provisions shall remain valid and enforceable. The Company can prepay this Note at any time.

2.	Disbursement. On the date of execution of this Note by Borrower, Lender shall disburse $250,000.00 to Borrower via electronic or wire transfer.

3.	Permitted Uses. The proceeds of the Loan may be used for payment of Permitted Expenses, as defined herein. As used herein, the term Permitted Expenses means reasonable and customary operating expenses and capital expenditures related to the ongoing operation of the Borrower including costs for operations, acquisitions, product development, marketing, legal fees, administrative fees and all other expenses approved by the Chief Executive Officer of the Company.

4.	Conversion.

a.       Upon the Company’s Initial Public Offering. The Company shall have the option to convert the Note in common shares of the Company at any time after the effectiveness of a registration statement filed with the Securities and Exchange Commission pursuant to the 1933 Securities Act. The Company shall be permitted to include all common shares issuable upon conversion of the Note in the registration statement. The common shares issuable upon conversion shall be referred to as “Conversion Shares”

b.       Conversion Formula. Unless separately negotiated, the Company shall convert the Note into Conversion Shares at a 50% discount to the pricing of the common shares as offered under the effective registration statement described in Section 4(a).

c.       Conversion Upon an Alternative Financing Transaction. If the Company determines not to offer its common shares in an initial public offering described in Section 4(a), the Company may still convert the Note pursuant to an Alternative Financing Transaction. At the closing of an Alternative Financing Transaction, the Note shall automatically convert into Conversion Shares at 50% of the value of the Company’s common shares, as valued in the Alternative Financing Transaction. In the event the value cannot be determined in the Alternative Financing Transaction, the Board of Directors of the Company shall determine, at their reasonable discretion, the value of the Company’s common shares. An Alternative Financing Transaction is an equity financing that raises proceeds to the Company in excess of $30M (thirty million dollars).

d.       Conversion Notice. The Company shall provide written notice of pending conversion to the Lender at least ten days prior to such conversion.

e.       Issuance of Conversion Shares. As soon as practicable after conversion of this Note, the Company will cause to be issued in the name of and delivered to the Lender, a certificate or certificates, a capitalization table, or other instruments, for the number or amount, as applicable, of Conversion Shares issued in a conversion to which the Lender is entitled upon such conversion under the terms of this Note. No fractional equity interests will be issued upon conversion of this Note. If upon any conversion of this Note (and all other Notes held by the same Lender, after aggregating all such conversions), a fraction of a share would otherwise result, then in lieu of such fractional shares the Company will issue to Lender an additional Conversion Share.

f.       Adjustment Provisions. The number and character of shares of Conversion Shares issuable upon conversion of this Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note) and the conversion price therefor, are subject to adjustment upon occurrence of the following events between the date this Note is issued and the date it is converted:

i.       Adjustment for Splits, Recapitalizations, etc. The number or amount, as applicable, of Conversion Shares issuable upon conversion of this Note (or any other securities at the time issuable upon conversion of this Note) shall each be proportionally adjusted to reflect any split, reclassification, recapitalization or other similar event affecting the number or amount of outstanding Shares unless the conversion ratio of such Conversion Shares already reflects such event.

ii.       Notice of Adjustments. The Borrower shall promptly give written notice of each adjustment or readjustment of the conversion price or the number of Conversion Shares or other securities issuable upon conversion of this Note. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

iii.       No Change Necessary. The form of this Note need not be changed because of any adjustment in the conversion price or in the number of shares of Conversion Shares issuable upon its conversion.

5.	Representations and Warranties. As an inducement to the Lender to make the Loan, the Borrower represents and warrants to the Lender that:

a.       The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and:

i.       has the power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and

ii.       is in compliance in all material respects with all requirements of law and contractual obligations.

b.       The Borrower has the power and authority and the legal right to execute, deliver and perform pursuant to the terms and conditions of this Note and has taken all necessary corporate action to authorize the execution, delivery and performance under the terms of this Note. This Note has been duly executed and delivered on behalf of the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

c.       The execution, delivery and performance of this Note, the borrowing hereunder and the use of the proceeds hereof, will not violate any provision of Borrower’s Articles of Incorporation, Bylaws or requirement of law or any contractual obligations of the Borrower or create or result in the creation of any lien on any assets of the Borrower.

d.       Affirmative Covenants; Lender Acknowledgement; Lender Representation. The Lender hereby represents and warrants to the Borrower that the Lender:, is an ‘accredited investor’ as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

e.       is acquiring the Note and Conversion Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act. The Lender does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any the Note or the Conversion Shares in violation of applicable securities laws. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity or any department or agency thereof.

f.       Reliance on Exemptions. The Lender understands that the Note and Conversion Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire the Note and Conversion Shares.

g.       Information. The Lender and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Note and Conversion Shares that have been requested by the Lender. The Lender and his advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Lender or his advisors, if any, or its representatives shall modify, amend or affect the Lender's right to rely on the Company's representations and warranties contained herein. The Lender understands that his investment in the Note and Conversion Shares involves a high degree of risk. The Lender has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to his acquisition of the Note and Conversion Shares.

h.       No Governmental Review. The Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Note and Conversion Shares or the fairness or suitability of the investment in the Note and Conversion Shares nor have such authorities passed upon or endorsed the merits of the offering of the Note and Conversion Shares.

i.       Transfer or Resale. The Lender understands that: (i) the Note and Conversion Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Lender shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Note and Conversion Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Lender provides the Company with reasonable assurance that such Note and Conversion Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Note and Conversion Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Note and Conversion Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (iii) except as otherwise set forth herein, neither the Company nor any other Person is under any obligation to register the Note and Conversion Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Note and Conversion Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Note and Conversion Shares and such pledge of the Note and Conversion Shares shall not be deemed to be a transfer, sale or assignment of the Note and Conversion Shares hereunder, and if the Lender effects a pledge of Note and Conversion Shares, the Lender will not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement, including, without limitation, this Section 8(g).

j.       Validity; Enforcement. This Note has been duly and validly authorized, executed and delivered on behalf of the Lender and shall constitute the legal, valid and binding obligations of the Lender enforceable against the Lender in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

k.       No Conflicts. The execution, delivery and performance by the Lender of this Agreement and the consummation by the Lender of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Lender, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Lender is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Lender, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Lender to perform its obligations hereunder.

l.       Experience of the Lender. The Lender, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Note and Conversion Shares, and has so evaluated the merits and risks of such investment. The Lender is able to bear the economic risk of an investment in the Note and Conversion Shares and, at the present time, is able to afford a complete loss of such investment.

m.       General Solicitation. Such Lender is not purchasing the Note and Conversion Shares as a result of any advertisement, article, notice or other communication regarding the Note and Conversion Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6.	Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”):

a.       The Borrower shall fail to pay any amount due under this Note within five (5) days of the due date;

b.       Any representation or warranty made by the Borrower in this Note shall be materially inaccurate or incomplete; provided, that any such inaccurate or incomplete representation or warranty shall not constitute an Event of Default if it is corrected within thirty (30) days after any officer or employee of the Borrower obtains knowledge of such inaccuracy or incompleteness, and the corrected or revised representation or warranty made by the Borrower is acceptable to the Lender;

c.       The Borrower shall fail to observe or perform in any material respect any of the other terms or provisions of this Note and such failure shall continue for thirty (30) days;

d.       The Borrower shall:

i.       commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or

ii.       commence any case, proceeding or other action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or

iii.       make a general assignment for the benefit of its creditors.

e.       THEN, automatically upon the occurrence of an Event of Default under clause (d) of this Section 7 and, in all other cases, at the option of the Lender, in each case without notice to or demand upon the Borrower or any other party, the entire principal balance hereof thereon shall become immediately due and payable.

7.	Waivers by the Borrower; No Setoffs or Counterclaims. The Borrower and its successors and assigns, hereby waive presentment, demand, protest and notice thereof or of dishonor, and agree that it shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Note granted by the Lender or any delay or failure by the Lender to exercise any rights under this Note. All payments required by this Note shall be made without setoff or counterclaim.

8.	Assignment. The parties may not assign their rights or obligations under this Note without the prior written consent of the other Party and any such purported assignment by one party without obtaining the prior written consent of the other party shall be void ab initio. This Note shall inure to the heirs, legal representatives, and successors of the Lender.

9.	Notices. All notices given by the Borrower or the Lender hereunder to the other shall be in writing, delivered personally or by depositing the same in the United States mail, registered, with postage prepaid, addressed as follows:

Lender:

[Address]

Borrower:

2605 Camino Tassajara #2500 |

Danville, CA 94526

Ernie.Lee@firstvitals.com

Either the Lender or the Borrower may change the address to which notices are to be sent by notice of such change to the other given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third business day following the date mailed.

10.	Governing Law. This Note is governed by the laws of the State of California, without regard to the choice of law rules of that State. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note shall be commenced exclusively in the state and federal courts in California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of California for the adjudication of any dispute hereunder, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

11.	Alternative Dispute Resolution. In the event of any dispute related to this Note, the parties agree to initially resolve such dispute by mediation administered by JAMS and mediated in Contra Costa county, California. Each party shall agree to pay 50% of the costs of mediation. In the event mediation does not resolve the matter, any disputes arising under this Agreement shall be resolved through binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules & Procedures. Arbitration shall be the mandatory and exclusive means for resolving disputes, and the arbitration shall take place virtually or, if agreed upon by all parties, in person in Contra Costa county, California, or at any other location mutually agreed upon. The complaining party shall be responsible for any arbitration fees. Arbitration shall be limited to resolving the specific dispute between the Company and the Lender. The arbitrator shall not have the authority to award punitive damages, or any remedy beyond actual, documented losses, but shall have the authority to award the reasonable attorney fees and legal costs to the prevailing party in an arbitration

12.	Waiver of Jury Trial and Governing Law. THE BORROWER HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS NOTE. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY. All questions concerning the construction, validity, enforcement and interpretation of the Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

13.	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the Company and Lender has caused this Note to be duly executed the day and year first above written.

FIRSTVITALS INC, a Delaware corporation /s/ Ernest G. Lee	Dr. Steven Gest /s/ Steven Gest

By: Ernest G. Lee
Title: Chief Executive Officer